AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT



     THIS AGREEMENT, dated and effective as of the 1st day of November, 2004, is made and entered into by and between CAPITAL WORLD GROWTH AND INCOME FUND, INC., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").

                               W I T N E S S E T H

     A. The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940 (the "1940 Act"). The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

     B. The Investment Adviser has provided investment advisory services to the Fund since its inception, and is currently providing such services under an amended agreement dated November 1, 2000, as renewed.

     NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

     1. The Investment Adviser shall determine what securities and other assets shall be purchased or sold by the Fund.

     2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.

     3. The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Fund, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; distribution expenses pursuant to a plan under rule 12b-1 under the 1940 Act; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to directors not affiliated with the Investment Adviser; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.

     4. The Fund  shall pay to the  Investment  Adviser  on or before  the tenth
(10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month a fee, which shall be accrued daily based on the actual number of days per year, calculated at the annual rates of:

           0.60% on the first $500 million of the Fund's net assets, plus 0.50% on net assets from $500 million to $1 billion, plus 0.46% on net assets from $1 billion to $1.5 billion, plus 0.43% on net assets from $1.5 billion to $2.5 billion, plus 0.41% on net assets from $2.5 billion to $4 billion, plus 0.40% on net assets from $4 billion to $6.5 billion, plus 0.395% on net assets from $6.5 billion to $10.5 billion, plus 0.39% on net assets from $10.5 billion to $17 billion, plus 0.385% on net assets from $17 billion to $21 billion, plus 0.380% on net assets from $21 billion to $27 billion, plus 0.375% on net assets from $27 billion to $34 billion, plus 0.370% on net assets from $34 billion to $44 billion, plus 0.365% on net assets in excess of $44 billion.

     For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the Articles of Incorporation and Prospectus of the Fund. The advisory fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.

     5. The Investment Adviser agrees that in the event the expenses of the Fund (with the exclusion of interest, taxes, brokerage costs, extraordinary expenses such as litigation and acquisitions or other expenses excludable under applicable state securities laws or regulations) for any fiscal year ending on a date on which this Investment Advisory and Service Agreement is in effect, exceed the expense limitations, if any, applicable to the Fund pursuant to state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess.

     6. The expense limitation described in Section 5 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 5 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or
(ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

     7. This Agreement may be terminated at any time, without payment of any penalty, by the Directors of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. Unless sooner terminated in accordance with this provision, this Agreement shall continue until October 31, 2005. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors of the Fund, or by vote of a majority (within the meaning of the 1940
Act) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those Directors who are not parties to such Agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     8. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

     9. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

     10. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

     11. It is understood that the name, "American Funds" and "Capital" or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Fund shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect. Upon termination of this Agreement the Fund shall forthwith cease to use such names (or derivatives or logos).

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

CAPITAL WORLD GROWTH AND                   CAPITAL RESEARCH AND
INCOME FUND, INC.                          MANAGEMENT COMPANY


By  /s/ Gina H. Despres                    By  /s/ James F. Rothenberg
   ------------------------------------       ------------------------------
    Gina H. Despres, Chairman                 James F. Rothenberg, President


By  /s/ Vincent P. Corti                   By  /s/ Michael J. Downer
   ------------------------------------       ------------------------------
    Vincent P. Corti, Secretary                Michael J. Downer,
                                               Vice President and Secretary